EXHIBIT 11

                                MAXXAM INC.

                         COMPUTATION OF NET INCOME
                   PER COMMON AND COMMON EQUIVALENT SHARE
        (IN MILLIONS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)



                                           Three Months Ended          Nine Months Ended
                                             September 30,               September 30,
                                      --------------------------- ---------------------------
                                           1997          1996          1997          1996
                                      ------------- ------------- ------------- -------------
Weighted average common and common
     equivalent shares outstanding
     during each period                   8,958,578     9,377,029     9,160,220     9,376,812
Common equivalent shares attributable
     to stock options and convertible
     securities                             135,661        89,465       110,761        91,871
                                      ------------- ------------- ------------- -------------
     Weighted average common and
          common equivalent shares        9,094,239     9,466,494     9,270,981     9,468,683
                                      ============= ============= ============= =============

Net income                            $        18.0 $         5.3 $        50.6 $        28.0
                                      ============= ============= ============= =============

Net income per common and common
     equivalent share                 $        1.98 $         .56 $        5.46 $        2.96
                                      ============= ============= ============= =============
